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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                        _______________________________

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):

                                 June 21, 2000



                           Newmont Mining Corporation

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

         Delaware                          1-1153                          13-2526632
(State or other jurisdiction       (Commission File Number)     (IRS Employer Identification No.)
     of Incorporation)
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                     1700 Lincoln Street, Denver CO  80203
              (Address of principal executive offices) (Zip Code)

              Registrant's telephone number, including area code:
                                 (303) 863-7414
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Item 5.    Other Events.
           -------------

On June 21, 2000, Newmont Mining Corporation and Battle Mountain Gold
Company, a Nevada corporation, announced they had entered into an
Agreement and Plan of Merger, dated as of June 21, 2000, providing for the merger of Battle Mountain with and into a wholly owned subsidiary of
Newmont.  At the effective time of the merger, each share of Battle
Mountain common stock will be exchanged for 0.105 of a share of Newmont common stock.  In addition, each outstanding Battle Mountain Canada exchangeable share will also be exchanged for 0.105 of a share of Newmont comon stock. Newmont expects to issue approximately 24,150,000 shares of common stock in the merger and also expects to assume 2.3 million shares of
Battle Mountain convertible preferred stock as well as $199 million in long-term debt. The merger is subject to customary conditions, including receipt of regulatory approvals and the approval of Battle Mountain shareholders, and is expected to be completed this fall. The merger will be taxable for the Battle Mountain shareholder and is intended to be accounted for as a pooling of interests for financial reporting purposes.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Newmont Mining Corporation


                                             By:  /s/Timothy J. Schmitt
                                                  ----------------------------
                                                  Vice President and Secretary


Dated:  June 30, 2000